UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 21, 2011
ENCISION INC.
(Exact name of registrant as specified in its charter)
Colorado	001-11789	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(303) 444-2600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 21, 2011, Encision Inc. (“Encision”) and Boston Scientific Corporation (“BSC”) entered into a Development, License and Non-Commercial Supply Agreement (the “Agreement”), whereby Encision (i) will perform development services for BSC for the development of electrosurgical instruments (the “Developed Products”), (ii) grants a non-exclusive, worldwide, royalty-free, irrevocable and perpetual license to BSC for the use of Encision’s AEM technology and other intellectual property developed by Encision in connection with the Agreement (collectively, the “Licensed IP”) to the extent the Licensed IP is incorporated into or necessary for the manufacture, use or sale of the Developed Products, and (iii) will manufacture and supply BSC with the Developed Products pursuant to the terms of the Agreement.

The initial term the Agreement commences on January 21, 2011 (the “Effective Date”) and will continue until the later of two years from the Effective Date or the expiration of sixty (60) business days after the termination of the last effective Statement of Work under the Agreement.  Encision and BSC may mutually agree in writing to extend the term for additional one-year periods prior to the expiration of the then current term.

In consideration for the license of the Licensed IP, BSC will pay Encision a one-time license fee.  In addition, if BSC decides to commercialize the Developed Products, BSC will pay Encision a one-time commercialization license fee plus a negotiated royalty fee.  For development services, BSC will pay Encision for services actually rendered on an hourly basis in accordance with the Agreement and the applicable Statement of Work.  If BSC decides to commercialize the Developed Products with Encision pursuant to the Agreement, BSC and Encision will negotiate in good faith for the consideration to be paid to Encision for the supply of the Developed Product.

The Agreement is subject to early termination by either party pursuant to the terms of the Agreement.  Pursuant to the Agreement, each party agrees to indemnify the other party against losses relating to the material breach of the Agreement or the other party’s negligence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC.

Date: January 27, 2011	/s/Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer